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                                                                   EXHIBIT 10.12



                              EMPLOYMENT AGREEMENT

This Agreement ("Agreement") is made and entered into as of January 1, 1998, by and between Cowlitz Bancorporation, ("Employer") and Ben Namatinia ("Employee"). As of the date of this Agreement, the Employer's sole operating unit is its wholly-owned subsidiary, Cowlitz Bank (the "Bank").

In consideration of mutual promises of Employer and Employee set forth in this Agreement, the parties agree as follows:

1. EMPLOYMENT. Employer agrees to elect and employ Employee as its Chairman and Chief Executive Officer, and Employee agrees to serve Employer in those capacities and, if elected by the shareholders of Employer, to serve on the Board of Directors. Employee agrees to perform such services as set forth in Employer's and Bank's Bylaws and as may be customary to such offices at the direction of their respective Boards of Directors.

2. SALARY. Employer agrees to pay Employee not less than $200,000 per year during the term of this Agreement, in equal monthly installments, subject to usual required withholding. From time to time, and no less frequently than annually, the Board of Directors shall review the performance and responsibilities of Employee and may, in its sole discretion, increase such salary by such additional amount as may be appropriate. In particular, the expanded duties of Employee arising from the Employer's acquisition of other operating units shall be considered in determining salary increases.

3. CASH BONUSES. In addition to salary under Section 2, Employee shall be entitled to annual cash bonuses, determined as follows:

         a. FOLLOWING YEARS. For each calendar year during the term of this Agreement, the Employee's annual bonus shall be determined by the Employer's Board of Directors at its discretion.

         b. ADDITIONAL MERIT BONUSES. In addition to the bonuses, if any, which Employee may be entitled to, under Section 3.a the Board of Directors of the Employer in connection with the Employee's annual salary review shall determine whether Employee's total compensation for the previous year was appropriate in light of his responsibilities and accomplishments. The Board of Directors may authorize such additional bonus amount as they consider reasonable and appropriate in the circumstances.

         c. PAYMENT OF BONUSES. The bonuses under this Section 3 shall be paid after the end of each calendar year, promptly after the annual financial results of the Employer and Bank are determined. The Board of Directors shall retain the authority to adjust the annual performance goal in order to reflect extraordinary or nonrecurring events.

4. STOCK OPTIONS. As part of this Agreement Employee may also receive additional consideration in the form of stock options. All options granted under this Agreement are subject to the Cowlitz Bancorporation, 1997 Long-term Incentive Plan and the rights and restrictions contained therein.

5. DEFERRED COMPENSATION PLAN. As part of this Agreement Employee may also receive additional consideration in the form of deferred compensation. All deferred compensation paid subsequent to this Agreement is subject to the Cowlitz Bancorporation, Supplemental Executive Retirement Plan and the rights and restrictions contained therein.

6. DURATION OF THIS AGREEMENT. Employment under this Agreement shall commence on this date and terminate on the date 36 months after this date, provided that for each day from and after the date hereof the duration of the agreement will automatically be extended for an additional day, unless earlier terminated by any of the following:

         a. upon the death of Employee;




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         b. due to the inability of Employee, as determined by the Board of
         Directors, in its discretion, based on competent medical advice, to perform his duties hereunder, whether by reason of injury or illness (physical or mental) incapacitating Employee for a continuous period exceeding 365 days;

         c. upon the discharge of Employee by the Board of Directors of Employer pursuant to Section 7 or 8 hereof;

         d. upon Employee voluntarily terminating employment pursuant to Section 9; or

         e. upon retirement of Employee.

7. TERMINATION FOR CAUSE. For cause shall mean that the Employer has terminated Employee's employment for any of the following reasons:

         a. The commission by Employee of an act of fraud or embezzlement against Employer or of an act which he knew to be in gross violation of his duties to Employer (including the unauthorized disclosure of confidential information);

         b. A felony conviction of Employee, involving moral turpitude; or

         c. The material failure of Employee to carry out reasonable written directions of the Board of Directors appropriate to Employee's executive status.



8. TERMINATION. Employee shall be entitled to the benefits of this Agreement unless this Agreement terminates early as follows:

         a. EARLY TERMINATION. In the event of early termination of this Agreement for cause as specified in Section 7, Employer shall no longer be obligated to make any salary payments of any kind whatsoever to Employee or his estate. Employee or his designees or, if there is no such designee, the Employee's estate shall be entitled to a cash bonus for the calendar year in which such employment terminates, based on results for the entire year, but prorated for the partial year prior to the date of termination. . In addition, Employee shall receive such benefits to which he has become entitled under the terms of the Cowlitz Bancorporation, 1997 Long-term Incentive Plan, Supplemental Executive Retirement Plan, and any benefit plan or program.

         b. TERMINATION WITHOUT CAUSE. Employer's Board of Directors may terminate employee at any time in its sole discretion. In the event such termination is without cause, then Employee shall be entitled to receive, within five business days after the effective date of such termination, from Employer a lump sum equal to three times the Employee's annual base salary under this Agreement for the calendar year in which such employment terminates. Additionally, Employee shall be entitled to a cash bonus for the calendar year in which such employment terminates, based on results for the entire year, but prorated for the partial year prior to the date of termination. Employee shall be fully vested in all stock options as of the date of such termination, and shall have the right to fully exercise all stock options for not less than 180 days after such a termination. In addition, if Employer discharges Employee for any reason other than for cause, Employee shall receive such benefits to which he has become entitled under the terms of the Cowlitz Bancorporation, 1997 Long-term Incentive Plan, Supplemental Executive Retirement Plan, and any benefit plan or program.



Employment Contract--Page 2

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9.   TERMINATION OF EMPLOYMENT BY NOTICE. Employee may terminate employment upon
     30 days written notice to the Employer. Employee will be required to perform all duties and will be paid his annual base salary pursuant to
     Section 2 and the fringe benefits pursuant to Section 10 accrued, in each case, through the date of termination. Employee or his designees or, if there is no such designee, the Employee's estate shall also be entitled to a cash bonus for the calendar year in which such employment terminates, based on results for the entire year, but prorated for the partial year prior to the date of termination.

10. EMPLOYEE BENEFITS. In addition, during the term of this Agreement Employer shall provide Employee:

         a. all employee benefits, including retirement, vacation and health, life and disability insurance benefits, as modified from time to time, as a generally available to officers of Employer and the Bank;

         b. reimbursement of travel and entertainment expenses incurred for Employer;

         c.  an automobile, insurance, maintenance, and all costs of operations;

         d. the initiation fee, monthly dues and assessments for one social or athletic club, to be selected from time to time by Employee.

11.  CHANGE IN CONTROL OF THE EMPLOYER. No benefits shall be payable under
     Section 13 unless there has been a Change in Control of the Employer, as set forth below. Such a Change in Control shall be deemed to have occurred if any of the following occurs:

         a. The acquisition of ownership, directly, or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date of this Agreement), other than Employer, a Subsidiary or any employee benefit plan of Employer or its Subsidiaries, of shares representing more than 50% of (1) the common stock of Employer, (2) the aggregate voting power of Employer's voting securities or (3) the total market value of Employer's voting securities;

         b. During any period of 25 consecutive calendar months, a majority of the Board of Directors of Employer (the "Board") ceasing to be composed of individuals (1) who were members of the Board on the first day of such period, (2) whose election or nomination to the Board was approved by individuals referred to in clause (1) above constituting at the time of such election or nomination at least a majority of the Board or (3) whose election or nomination to the Board was approved by individuals referred to in clauses (1) and (2) above constituting at the time of such election or nomination at least a majority of the Board;

         c. The good-faith determination by the Board that any Person or group (other than a Subsidiary or any employee benefit plan of Employer or its Subsidiaries) has acquired direct or indirect possession of the power to direct or cause to direct the management or policies of Employer, whether through the ability to exercise voting power, by contract or otherwise;

         d. The merger, consolidation, share exchange or similar transaction between Employer and another Person (other than a Subsidiary) other than a merger or share exchange in which Employer is the surviving or acquiring corporation; or

         e. The sale or transfer (in one transaction or a series of related transactions) of all or substantially all of Employer's assets to another Person (other than a Subsidiary) whether assisted or unassisted, voluntary or involuntary.



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         For purposes of the above definition of Change in Control:

         f. "Person" shall mean any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof); and

         g. "Subsidiary" shall mean a corporation that is wholly owned by Employer, either directly or through one or more corporations which are wholly owned by Employer.

12. TERMINATION FOLLOWING A CHANGE IN CONTROL OF THE EMPLOYER. If any of the events described in Section 11 constituting a Change in Control of the Employer occur, the Employee shall be entitled to the benefits provided in
     Section 13 hereof immediately upon a termination of his employment which occurs within three years after such Change in Control, if such termination is for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without the Employee's express written consent, the occurrence after a Change in Control of the Employer of any (1) or more of the following:

         a. The assignment to the Employee of duties, responsibilities or status inconsistent with his present duties, responsibilities and status as the Chairman and Chief Executive Officer of the Employer and or a reduction or alteration in the nature or status of the Employee's duties and responsibilities from those in effect as of the date hereof;

         b. A reduction of the Employee's base salary which was in effect on the date of this agreement or as the same has been increased from time to time;

         c. The Employer's requiring the Employee to be based at an office location other than in or around Longview or Kelso, Washington ;

         d. The failure by the Employer to continue in effect the Employer's insurance, disability, deferred compensation plans or any other of the Employer's employee benefit plans, policies, practices or arrangements in which the Employee participates, or the failure by the Employer to continue the Employee's participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of the Employee's participation relative to other participants, as existed as of the date hereon;

         e. The failure of the Employer to obtain a satisfactory agreement from any successor to the Employer to assume and agree to perform this Agreement; and

         f. Any purported termination by the Employer of the Employee's employment that is not effected pursuant to a Notice of Termination satisfying the notice requirements of Section 21 below and, for purposes of this Agreement, no such purported termination shall be effective.

13. COMPENSATION UPON TERMINATION FOR CHANGE OF CONTROL. Following a Change in Control of the Employer, as defined in Section 11 hereof, upon termination of the Employee's employment by Employer (or its successor) without cause within three years after a Change in Control of the Employer or by the Employee for Good Reason within three years after a Change in Control of the Employer the Employee shall be entitled to the following benefits ("Change in Control Benefits") as benefits and as compensation for the Covenant Not to Compete set forth in Section 16 hereof:

         a. The Employer shall pay the Employee his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, or the Date of Termination where no Notice of Termination is required hereunder;



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         b. The Employer shall pay as Change in Control Benefits, and as compensation for the Covenant Not to Compete to the Employee, not later than the tenth day following the Date of Termination, a lump sum severance payment equal to three times the Employee's annual base salary in effect immediately prior to the occurrence of the circumstances giving rise to such termination. . In addition, Employee shall receive such benefits to which he has become entitled under the terms of the Cowlitz Bancorporation, 1997 Long-term Incentive Plan, Supplemental Executive Retirement Plan, and any benefit plan or program.


         c.  BENEFITS CONTINUATION
         If already participating in the Employer's medical, dental, and/or life insurance plans, the Employee will be entitled to continued medical/dental benefits coverage for a period of 18 months under the Consolidated Omnibus Budget Reconciliation Act (COBRA). The Employer will assist the Employee by paying 50 percent of the premiums for coverage in effect before his termination during the first 12 months and 25 percent of the premiums during the remaining six months. If the Employee qualifies for a continuation of COBRA benefits after 18 months then the Employee will be responsible for paying their entire premiums.

         The purpose of providing continued benefits coverage is to assist the Employee with his career transition. Should the Employee accept an employment opportunity during the 18 months after his termination, his benefits coverage under COBRA may continue should the Employee have a need for continuing benefits coverage. However, the Employer will not assist with paying his insurance premiums and the Employee will be responsible for paying his own premiums in its entirety.

         d. Limitation on Change in Control Payments. Subject to Section 13(e) below, the aggregate of all payments, benefits or distributions (or combination thereof) by the Employer or one or more trusts established by the Employer for the benefit of its employees, to or for the benefit of Employee pursuant to this Agreement (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or under the terms of any other plans, program agreement or arrangement) (" Change in Control Payments") shall not exceed the maximum Change in Control Payments which Employee may receive without being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax").

         e.  GROSS UP.
              (i). In the event that it is determined that the aggregate of all Change in Control Payments to which Employee would be entitled to receive without regard to Section 13(d) is greater than the sum of
              (i) the maximum Change in Control Payments which Employee may receive without being subject to the Excise Tax plus (ii) Fifty Thousand Dollars ($50,000.00), then Section 13(d) shall not apply and Employee shall be entitled to receive (i) all Change in Control Payments to which Employee is otherwise entitled to receive without regard to Section 13(d) and (ii) an additional payment (a "Gross-Up Payment") in an amount such that the net amount of Change in Control Payments received by Employee, after the calculation and deduction of any Excise Tax on the Change in Control Payments and any federal, state and local income taxes, employment taxes and excise taxes on the Gross-Up Payment provided for in this Section 13(e), shall be equal to the Change in Control Payments. In determining this amount, the amount of the Gross-Up Payment attributable to federal income taxes shall be reduced by the Gross-Up Payment attributable to state and local income taxes. Finally, the Gross-Up Payment shall be reduced by income or excise tax withholding payments made by the Employer to any federal, state or local taxing authority with respect to the Gross-Up Payment that was not deducted from compensation payable to Employee.




Employment Contract--Page 5

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              (ii). Subject to the provisions of Section 13.e.(i), all
              determinations required to be made under Section 13, including, without limitation, whether Section 13(d) is applicable or inapplicable and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arrive at such determination, shall be made by a certified public accounting firm designated by Employee which shall provide detailed supporting calculations both to the Employer and to Employee within fifteen (15) business days of the receipt of notice from Employer that there has been a Change in Control Payment, or such earlier time as is requested by the Employer. This calculations prepared by such firm shall be reviewed on behalf of the Employer by the Employer's independent auditors. In the event of a dispute between the firm designated by Employee and the Employer's independent auditors, such firms shall jointly select a third nationally recognized certified public accounting firm (the "Accounting Firm") to resolve the dispute and the decision of such third firm shall be final, binding and conclusive upon Employee and the Employer. All fees and expenses of the accounting firms shall be borne solely by the Employer. Any Gross-Up Payment shall be paid by the Employer to Employee within five (5) business days after the receipt of the Accounting Firm's determination.

         f. The Change in Control Payments to be paid pursuant to this agreement are not intended as stipulated or liquidated damages for breach of any promise of a term of employment, no such promise being made herein, but are payments which shall be fully earned as of the Date of Termination and shall be compensation for the Employee's continued services rendered to the Employer after the date hereof and prior to such Date of Termination; for the covenant Not To Compete provision of Section 16 hereof; the foregoing of other, possibly more secure employment; consequential losses which may result from such termination, including, but not limited to, permanent injury to reputation, loss of career development opportunities, and emotional stress; and actual losses which may result from such termination, including, but not limited to, lost wages and expenses of securing other employment.

         g. The Employer shall have no obligation to provide or cause to be provided to the Employee the benefits described in this Agreement, other than those provided in Section 8(a) above, if the Employer or the Employee shall terminate the Employee's employment prior to a Change in Control.

14.  SUCCESSORS:  BINDING AGREEMENT.
     a. The Employer shall require any successor employing the Employee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. Failure of the Employer to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to compensation from the Employer in the same amount and on the same terms as the Employee would be entitled to if the Employee terminated his employment for Good Reason, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

     b. This agreement shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrator, successors and heirs. If the Employee should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's designees or, if there is no such designee, to the Employee's estate.



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15.  CONFIDENTIALITY. Employee acknowledges that during the course of his employment by Employer, he will be exposed to, have disclosed to him and may develop information that is proprietary to Employer (the "Confidential Information"). The Confidential Information includes, but is not limited to, financial data, trade secrets, information concerning the operation, design and marketing of products and processes, business plans and procedures, customer lists, file and profiles, needs analyses, calculations, data, manuals, specifications, performance standards, instructions and any other material or information related to Employer, its business or operations, and the ideas or information relating thereto. Employee will at no time use or permit any other person or entity to examine, use or derive benefit from the Confidential Information, shall maintain the Confidential Information in the strictest confidence, and shall take all necessary precautions needed to preserve its confidentiality. All documents and materials evidencing the Confidential Information, and copies thereof, shall at all times remain the property of Employer. Upon demand, Employee will deliver to Employer all documents and other materials which contain or pertain to the Confidential Information.

16.  NOT TO COMPETE/NO HIRE COVENANT
     During the employment period and for eighteen months after termination of employment with the Employer for any reason, the Employee shall not compete, directly or indirectly, with the Employer or its affiliates within 40 miles of any geographic area in which the Employer or its affiliates conduct business at the time of termination of the employment period. As used herein, "compete" shall include without limitation, working for or serving any bank, saving association, credit union , mortgage broker or similar company, or any affiliate thereof, as an employee, officer, director, consultant or advisor.

     If it is judicially determined that this agreement not to compete, or any portion thereof, is non-enforceable under applicable law(s) (statute, common law or otherwise), then it is hereby agreed by the Employee and the Employer that the non-enforceable portion of the agreement not to compete shall be and hereby are redrafted to conform with those applicable laws, while leaving the remaining portions of the agreement not to compete intact. By agreeing to this contractual modification prospectively at this time, the parties intend to make this agreement not to compete legal under the law(s) of all applicable states so that the entire agreement not to compete and/or the entire Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or non-enforceable. Such modifications shall not affect the payments made to Employee under this agreement. The Employee acknowledges that his skills are such that he can be gainfully employed in non-competitive employment and that the agreement not to compete will in no way prevent him from earning a living.

     While employed by the Employer and for a eighteen month period immediately following the Date Of Termination of such employment, the Employee shall not, in any capacity for anyone other than the Employer, recruit, hire, or assist others in recruiting or hiring, any person who is, or within the preceding eighteen month period was, an employee of or consultant for the Employer.

17. INJUNCTIVE RELIEF. Employee acknowledges that the breach or threatened breach of Employee's covenants in Section 15 or 16 will give rise to irreparable injury to Employer and its affiliates, which injury would be inadequately compensable in money damages. Accordingly, Employer may seek and obtain a restraining order and/or temporary injunction prohibiting the breach or threatened breach of any such covenants, in addition to and not limitation of any other legal remedies that may be available.

18. ASSIGNMENT. This agreement is a personal contract and, except as specifically set forth herein, the rights and interests of Employee herein may not be sold, transferred, assigned, pledged or hypothecated. The rights and obligations of Employer hereunder shall be binding upon and run in favor of the successors and assigns of Employer. In the event of any attempted assignment or transfer of rights hereunder contrary to the provisions hereof, Employer shall have no further liability for payments hereunder.




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19.  REIMBURSEMENT FOR CONTRACT NEGOTIATION EXPENSES. The Employer shall pay all of the Employee's reasonable legal, accounting and investment services fees related to the negotiation of this Agreement. In the event of any litigation or judicial proceeding arising out of this agreement, the losing party agrees to pay the prevailing party's reasonable attorney's fees and costs including those incurred on appeal.

20. INDEMNITY. Employer agrees, to the extent permitted by applicable law, to indemnify and hold Employee harmless from and against any claims, suits or proceedings and government investigations in which the Employee is involved due to his duties while serving Employer. This commitment is only applicable if the Employee in good faith and in a manner he reasonably believed to be in the best interests of the Employer.

21. NOTICES. Any notice given by either party hereunder shall be in writing and sent by registered or certified mail. Notice to Employer shall be addressed to it at is principle office, 927 Commerce Avenue, Longview, Washington 98632-7912, Attention: Secretary, and to Employee at his last known residence address.

22. MISCELLANEOUS. This Agreement contains the entire agreement between the parties and shall be governed by the law of the State of Washington. It may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. Paragraph headings are for convenience of reference only and shall be considered a part of this Agreement.

IN WITNESS WHEREOF, this Agreement has been signed by Employer and Employee on the dates shown below.

EMPLOYER:


Longview, Washington                   COWLITZ BANCORPORATION
               , 1998

                                       By: ________________________

                                       Title: _____________________


EMPLOYEE:


Longview, Washington                   ____________________________
               , 1998                          Ben Namatinia



Employment Contract -- Page 8